Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos 333-234389, 333-158484, and 333-181329 on Form S-3 and Registration Statement Nos. 333-60810, 333-127495, and 333-228824 on Form S-8 of our report dated February 29, 2024, relating to the consolidated financial statements of California Water Service Group and the effectiveness of California Water Service Group’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 29, 2024